Exhibit 99.1

SPX Announces Completion of Sale of SPX Transformer Solutions to Prolec GE

Transaction Strengthens SPX’s Focus on Growth in HVAC and Detection & Measurement

CHARLOTTE, N.C., October 4, 2021 /Globe Newswire/ — SPX Corporation (“SPX”) (NYSE: SPXC) announced today that it has completed the sale of SPX Transformer Solutions, Inc. to GE-Prolec Transformers, Inc. (together with its affiliates, “Prolec GE”), a subsidiary of a joint venture between GE (NYSE: GE) and Xignux S.A. de C.V. The contract sale price of $645 million includes assumed debt and is subject to a net working capital adjustment and other typical adjustments. SPX anticipates paying taxes on the gain from the sale during 2022.

Gene Lowe, President & CEO of SPX commented, “I am very pleased with this mutually beneficial transaction. The sale of SPX Transformer Solutions is a significant step in SPX’s value creation journey that further focuses our strategy on our HVAC and Detection & Measurement segments, while further strengthening Prolec GE’s ability to support the growth and evolution of the grid throughout the US and the Americas.”

Mr. Lowe continued, “By concentrating our capital and management resources on SPX’s technology-focused, high-margin, niche platforms, we can further accelerate our strategic initiatives to drive significant value for shareholders, and create additional opportunities for employees and customers.”

Ricardo Suarez, CEO of Prolec GE, commented, “We are delighted to welcome the SPX Transformer Solutions team to the Prolec GE family. The combined talent and technical expertise of our two great teams will make us an even better partner to our customers and enable us to better support the evolution of the electric grid in the US and the rest of the Americas. As always, we remain committed to delivering high quality, reliable products and services and an exceptional customer experience.”

SPX Corporation was represented by K&L Gates LLP as legal adviser, and by J.P. Morgan Securities LLC as exclusive financial adviser. Prolec GE was represented by Sidley Austin LLP as legal advisor, UBS Investment Bank as lead financial advisor and Scotiabank Inverlat as financial advisor.

About SPX Corporation: SPX Corporation is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX Corporation had more than 4,000 employees in 15 countries. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com. References in this press release to “we” and “our,” other than in Mr. Suarez’s comments, are to SPX Corporation. www.spx.com

About Xignux: Xignux is a Mexico-based company dedicated to the energy and food industries with sales in more than 40 countries. Xignux was founded 65 years ago and now employs more than 28,000 people in five countries. Xignux manages companies that energize life and society to contribute to a better world. www.xignux.com

About GE: GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE’s mission and deliver for our customers. www.ge.com

About Prolec GE: Prolec GE designs and provides solutions for the generation, transmission, and distribution of electrical energy. With more than 50 years’ experience in the industry, Prolec GE is an important player in the Americas with business units in Mexico, the United States, and Brazil. It has an installed base in more than 35 countries and employs more than 8,000 people. www.prolec.energy

Forward-looking Statements. Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. In addition to statements with respect to the future pace of our strategic initiatives, the words “believe,” “expect,” “anticipate,” “project” and similar expressions identify our other forward-looking statements. Please read these forward-looking statements in conjunction with our documents filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including the following: the impact of the COVID-19 pandemic and governmental and other actions taken in response; the uncertainty of claims resolution with respect to the large power projects in South Africa, as well as claims with respect to asbestos, environmental and other contingent liabilities; cyclical changes and specific industry events in our markets; changes in anticipated capital investment and maintenance expenditures by customers; availability, limitations or cost increases of raw materials and/or commodities that cannot be recovered in product pricing; the impact of competition on profit margins and our ability to maintain or increase market share; inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services; cyber-security risks; risks with respect to the protection of intellectual property, including with respect to our digitalization initiatives; the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts; defects or errors in current or planned products; domestic economic, political, legal, accounting and business developments adversely affecting our business, including regulatory changes; changes in worldwide economic conditions; uncertainties with respect to our ability to identify acceptable acquisition targets; uncertainties surrounding timing and successful completion of any acquisition transactions; uncertainties with respect to integrating acquisitions and achieving cost savings or other benefits from acquisitions; the impact of retained liabilities of disposed businesses; potential labor disputes; uncertainties with respect to the amount of working capital and other adjustments affecting the consideration ultimately received in the sale of SPX Transformer Solutions, Inc., and extreme weather conditions and natural and other disasters.

Actual results may differ materially from these statements. Although SPX believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements except as may be required by law.

Investor and Media Contacts:
Paul Clegg, VP, Investor Relations and Communications
Phone: 980-474-3806
E-mail: spx.investor@spx.com

Nick Illuminati, Manager, Investor Relations
Phone: 980-474-3806
E-mail: spx.investor@spx.com

Source: SPX Corporation